UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  April 17, 2009

COACHMEN INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

INDIANA	1-7160	35-1101097
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation or organization)		Identification No.)

2831 Dexter Drive, Elkhart, Indiana		46514
(Address of Principal Executive Offices)		(Zip Code)

(574) 266-2500
(Registrant’s telephone number,
including area code)

N / A
(Former Name or Former Address,
if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01.  OTHER EVENTS

On April 17, 2009, the Company entered into a settlement agreement with Crane Composites, Inc., f/k/a Kemlite, with respect to a jury verdict rendered in favor of the Company and its subsidiaries, on the liability portion of a lawsuit alleging breach of contract and a number of warranty claims against Crane Composites.  This verdict was previously announced by the Company on February 2, 2009.  Pursuant to the terms of the settlement, Crane Composites will pay the Company a total of $17.75 million in three installments, with the first installment of $10 million due on or before May 8, 2009, the second installment of $3.875 million due on or before June 1, 2009 and the final installment of $3.875 million due on or before July 1, 2009.  Upon full and complete payment of these amounts, the litigation currently pending against Crane Composites will be dismissed by the Company with prejudice.

In connection with this settlement, attorneys’ fees and other litigation costs totaling approximately $3.3 million are required to be paid, leaving a net available to the Company from this settlement of $14.45 million. In addition, as a result of this settlement, Director Robert Deputy has the option to call his short term $2.3 million secured note to the Company, which was previously announced on March 24, 2009. At the time of this filing, whether or when that note may be called is not known.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COACHMEN INDUSTRIES, INC.

Date:	April 22, 2009	By:	/s/ James T. Holden

James T. Holden, Secretary
Printed Name and Title